UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 20, 2007

                     SELIGMAN NEW TECHNOLOGIES FUND II, INC.
             (Exact name of Registrant as specified in its charter)

           Maryland                      811-09849                13-4104947
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
        incorporation)                                       Identification No.)

                                100 Park Avenue,
                            New York, New York 10017
               (Address of principal executive offices, zip code)

Registrant's telephone number, including area cod e (212) 850-1864

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|   Pre-commencement   communications   pursuant  to  Rule13e-4(C)  under  the
      Exchange Act (17CFR 240.13e-4(c))

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SECTION 7 - REGULATION FD DISCLOSURE

Item 7.01 Regulation FD Disclosure.

The  Registrant is furnishing the following  information  pursuant to Regulation
FD:

Seligman New Technologies Fund II, Inc. (the "Fund")

Portfolio Transactions

The Fund has executed definitive purchase and sale agreements (the "Agreements") to sell certain investments that it has made directly in company shares, notes or warrants which are not publicly traded or are otherwise subject to trading restrictions ("Direct Investments"), as well as those made directly in limited partnerships ("LP Interests"). One of the Fund's Direct Investments will not be sold pursuant to the Agreements. This Direct Investment is the only remaining investment that has any material value to the Fund, and the Fund is considering its options with respect to this investment. Under the terms of the Agreements, the estimated net proceeds to the Fund are expected to be approximately $3 million.

Although Agreements have been executed, the Fund cannot provide any assurances that a sale or sales of these investments will occur or, if any such sale or sales do occur, as to the final amount of the net proceeds to the Fund. The sales of these various securities are subject to closing conditions, including obtaining any necessary third-party consents and approvals and satisfaction of issuer-specific sale conditions.

To the extent any transactions occur, the Fund's investment manager believes that they are likely to occur in one or more closings over the next 60 to 90 days.

Change in Investment Policies

The prospectus for the Fund's initial public offering of its common stock provides that the directors intend, within six months after June 30, 2007, to adopt a resolution declaring that dissolution of the Fund is advisable and to submit to the shareholders a proposal to liquidate the Fund and distribute its net assets to shareholders if the Fund has not outperformed the Standard &
Poor's 500 Composite Stock Price Index ("S&P 500 Index"), with dividends reinvested, for the period from the Fund's inception (in June 2000) through June 30, 2007. The Fund has not and is not expected to outperform the S&P 500 Index by that date. Under these circumstances, the Fund's investment manager does not believe it would continue to be in the best interests of the Fund to continue to acquire illiquid investments by acquiring new interests in venture capital companies or limited partnerships such as the Direct Investments and LP Interests that the Fund intends to sell. Accordingly, the Fund's Board of Directors has approved an amendment to the Fund's investment policies to restrict the Fund from making any further investments in interests of venture capital companies and limited partnerships. This restriction, however, would not apply to additional investments in current portfolio companies (held by the Fund at the time of the additional investment) to the extent necessary to protect the economic interests of the Fund.

With regard to the Board's policy regarding submission of a proposal to shareholders to liquidate the Fund, the Fund will communicate any such proposal within the time frame contemplated in the Fund's prospectus.

Management Fees

Assuming the portfolio transactions under the Agreements occur as contemplated, the Fund's investments will consist almost entirely of publicly traded equity securities of technology companies. Accordingly, the Fund's investment manager will reduce its management fee rate for the Fund from 1.25% per annum to 0.89% per annum of average daily net assets. The reduced fee rate is comparable to that charged by the Fund's investment manager to manage the assets of a technology fund in the Seligman Group of Funds. The reduction in the fee rate will be effective on the business day that follows the last closing date for the Fund under its Agreements.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         SELIGMAN NEW TECHNOLOGIES FUND II, INC.

Date: March 20, 2007

                                           By: /s/ Paul B. Goucher
                                               ---------------------------------
                                               Paul B. Goucher
                                               Assistant Secretary